Exhibit 99.1

Contact:     John L. Morgan

          763-520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

FIRST QUARTER RESULTS

Minneapolis, MN (April 15, 2003) — Winmark Corporation announced today net income for the quarter ended March 29, 2003 of $1,122,200 compared to net income of $1,075,900 for the first quarter of 2002. Diluted earnings were $.18 per share compared to $.17 per share in 2002.

John L. Morgan, Chairman and Chief Executive Officer, commented, “While the Company continues to perform to management’s expectations, we are working hard on growth opportunities with the goal of rewarding our shareholders in the future.”

Winmark Corporation develops franchises and operates value-oriented retail brands for stores that buy, sell, trade and consign used and new merchandise. At March 29, 2003, the Company had 830 franchise and retail stores in operation and an additional 25 franchises awarded but not open. Of the stores in operation, there were 473 Play It Again Sports®, 220 Once Upon A Child® , 52 Music Go Round® and 85 Plato’s Closet® stores.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to the growth of our business and future results from operations. Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated. Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	March 29, 2003	December 28, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$2,270,700	$4,730,000
Marketable securities	2,643,800	1,874,800
Receivables, less allowance for doubtful accounts of $350,600 and $357,700	3,028,900	2,612,100
Inventories	686,800	720,900
Prepaid expenses and other	226,600	583,900
Deferred income taxes	795,100	795,100

Total current assets	9,651,900	11,316,800

Long-term investments	5,113,800	3,498,800
Long-term receivables, net	106,800	130,300
Property and equipment, net	319,900	349,900
Other assets, net	558,300	544,300
Deferred income taxes	344,700	344,700

	$16,095,400	$16,184,800

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,059,400	$1,643,000
Accrued liabilities	1,661,800	1,975,200
Current deferred revenue	719,600	575,700

Total current liabilities	4,440,800	4,193,900

Long-term deferred revenue	70,700	90,200

Shareholders’ Equity:
Common stock, no par, 10,000,000 shares authorized, 5,607,197 and 5,757,197 shares issued and outstanding	2,225,800	3,723,300
Other comprehensive income (loss)	(15,400)	(73,900)
Retained earnings	9,373,500	8,251,300

Total shareholders’ equity	11,583,900	11,900,700

	$16,095,400	$16,184,800

WINMARK CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended
	March 29, 2003	March 30, 2002
REVENUE:
Merchandise sales	$3,800,500	$4,429,900
Royalties	4,291,500	4,415,700
Franchise fees	135,000	165,000
Other	153,200	200,600

Total revenue	8,380,200	9,211,200

COST OF MERCHANDISE SOLD	3,121,600	3,678,200

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,458,000	3,781,600

Income from operations	1,800,600	1,751,400

INTEREST INCOME	69,800	53,600

INTEREST EXPENSE	—	(13,600)

Income before income taxes	1,870,400	1,791,400

PROVISION FOR INCOME TAXES	(748,200)	(715,500)

NET INCOME	$1,122,200	$1,075,900

NET INCOME PER COMMON SHARE—BASIC	$.20	$.20

WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC	5,724,697	5,383,354

NET INCOME PER COMMON SHARE—DILUTED	$.18	$.17

WEIGHTED AVERAGE SHARES OUTSTANDING—DILUTED	6,201,687	6,152,857